Exhibit 16.1

Series Name	Underlying Asset	Reg A/ Reg D	Share Price	Shares Sold In Prior 12 Months	Total Consideration
Series Lovesick 21	Here's the Kicker	REG A	39	13310	519,090
Series Brandy '22	Brandy 22	REG A	85	9016	766,360
Series Tombaz 21	Catalyst	REG A	103	6500	669,500
Series Kindle 21	A Day to Remember	REG A	71	5487	389,577
Series Knarsdale 21	Seismic Beauty	REG A	112	5098	570,976
Series The Royal Duet	Multiple	REG A	202	5050	1,020,100
Series Elarose 21	Secret Crush	REG A	64	4458	285,312
Series Enchante 21	Simply Enchanting	REG A	99	4428	438,372
Series Savvy Sassy '22	Savvy Sassy	REG A	148	3751	555,148
Series Alliford Bay 21	Sweet Voyage	REG A	93	3747	348,471
Series Blue Curl '22	Blue Curl	REG A	81	3163	256,203
Series Adaay In Asia	Adaay in Asia	REG A	82	3111	255,102
Series Sarrocchi 21	Legitify	REG A	128	2071	265,088
Series One Last Night 21	Fancy Quality	REG A	113	2064	233,232
Series Patsy's Kim 21	Lady Blitz	REG A	133	1309	174,097
Series Song of the Lark 21	Fireball Birdie	REG A	137	803	110,011
Series Sweet as Sin	Sweet as Sin	REG A	1033	107	110,531
Series Classic Colt Package	Multiple	REG D	14238	40	569,520
Series Celestial Moon	Celestial Moon	REG D	11500	20	230,000
Series Bajan Bashert	Bajan Bashert	REG D	10000	16	160,000
Series Crown It '21	Normandy Queen	REG D	14500	15	217,500
Series More than Magic	More than Magic	REG D	15000	12	180,000
Series Our Jenny B 21	Vino Grigio	REG D	6000	11	66,000
Series High Speed Goldie	Flamekeeper	REG D	10000	3	30,000
Total				73590	8,420,190